Exhibit 99.1

Novocure Enters into Employment Agreement with William Doyle

St. Helier, Jersey – Novocure (NASDAQ: NVCR), a commercial stage oncology company pioneering a novel therapy for solid tumors, today announced that it has entered into an employment agreement with William Doyle, current Chairman and Director, to formally establish his role as Executive Chairman.

“Given our dynamic growth, we believe there is significant value in expanding Bill’s role as an executive officer at Novocure as we work together to establish Tumor Treating Fields, or TTFields, as a new treatment modality for a variety of solid tumors,” said Asaf Danziger, Chief Executive Officer. “Since his initial involvement in 2003, Bill’s leadership has been instrumental in setting the company’s strategic direction as we’ve worked together to build the immediate commercial opportunity for TTFields in glioblastoma and to develop TTFields as a potential treatment for other solid tumors.”

Mr. Doyle, as Executive Chairman, will focus on public company matters, investor relations, and, in conjunction with Mr. Danziger, on setting the strategic direction of the company.

About Novocure

Novocure is a commercial-stage oncology company developing a novel, proprietary therapy called Tumor Treating Fields, or TTFields, for the treatment of solid tumor cancers. Headquarter in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania, and New York. Additionally, the company has offices in Germany, Switzerland and Japan, and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, achievement of 2016 corporate goals, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Novocure's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on March 1, 2016, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558